As filed with the Securities and Exchange Commission on April 29,
1998.
                                       Registration No. 333-______


                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549
                ______________________________________

                             FORM S-3
                      REGISTRATION STATEMENT

                             Under the
                      Securities Act of 1933

                           SEMPRA ENERGY
         (Exact Name of Registrant as Specified in its Charter)

      California                                              33-0643023
(State or Other Jurisdiction     (I.R.S. Employer Identification Number)
of Incorporation or Organization)

            101 Ash Street, San Diego, California 92101
                           (619) 696-2000
     (Address, Including Zip Code, and Telephone Number, Including
         Area Code, of Registrant's Principal Executive Offices)
                 _____________________________________
                        JOHN R. LIGHT, ESQ.
                           Sempra Energy
             101 Ash Street, San Diego, California 92101
                           (619) 696-2000
        (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service)

                            COPIES TO:

                         DAVID R. SNYDER, ESQ.
                    Pillsbury Madison & Sutro LLP
                    101 West Broadway, Suite 1800
                     San Diego, California  92101
                 ______________________________________

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are
being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------
                                 Proposed       Proposed
                  Amount         Maximum         Maximum    Amount of
Title of Shares    To Be     Aggregate Price    Aggregate  Registration
To Be Registered  Registered     Per Unit+   Offering Price*     Fee
-----------------------------------------------------------------------
Common Stock,
no par value     10,000,000      $26.21      $262,100,000    $77,320

-----------------------------------------------------------------------



+ Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) and 457(c). Assumes that 118,000,000 shares of common stock, no par value, of Enova Corporation (the "Enova Corporation Common Stock") are each converted into one share of Sempra Energy Company common stock, no par value (the "Sempra Energy Common Stock"), and 89,500,000 shares of common stock, no par value, of Pacific Enterprises (the "Pacific Enterprises Common Stock") are each converted into 1.5038 shares of Sempra Energy Company Common Stock, in each case pursuant to a business combination of Pacific Enterprises and Enova Corporation (the "Business Combination"). Based upon (i) a price per share of Pacific Enterprises Common Stock of $39.00, which equals the average of the high and low sale prices for such common stock reported in the consolidated reporting system on April 23, 1998, multiplied by 89,500,000, the maximum number of shares of Pacific Enterprises Common Stock that will be converted into Sempra Energy Common Stock in the Business Combination, plus (ii) a price per share of Enova Corporation Common Stock of $26.53, which equals the average of the high and low sale prices for such common stock reported in the consolidated reporting system on April 23, 1998, multiplied by 118,000,000, the maximum number of shares of Enova Corporation Common Stock that will be converted into Sempra Energy Common Stock in the Business Combination, and
      (iii) divided by 252,590,100 (the number of shares to be issued in the Business Combination).

* Estimated solely for the purpose of calculating the registration fee. Based upon the proposed maximum aggregate price per unit and multiplying it by ten million
      (10,000,000), the number of shares to be registered.

                ____________________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                            Preliminary Prospectus
                            Subject to Completion - April 29, 1998

                              PROSPECTUS


                                [LOGO]


                            Sempra Energy

                       Direct Stock Purchase Plan

Sempra Energy (Sempra Energy or the Company) hereby offers participation in its Sempra Energy Direct Stock Purchase Plan (the
Plan), designed to provide investors with a convenient method to purchase shares of Sempra Energy's Common Stock (Common Stock) and to reinvest all or a portion of the cash dividends paid on the Common Stock.

The Plan is the successor to the Enova Corporation Direct Common Stock Investment Plan and the Pacific Enterprises Shareholder Dividend Reinvestment and Stock Purchase Plan. Participants in the Enova and Pacific Enterprises predecessor plans automatically became participants in the Plan upon effectiveness of the business combination transaction by which Enova and Pacific Enterprises became subsidiaries of the Company.

Shares of Common Stock purchased under the Plan will, at the option of the Company, represent newly issued shares, shares purchased in the open market by an agent (Purchasing Agent) independent of Sempra Energy, or a combination of newly issued and open market purchases.

This prospectus contains a summary of the material provisions of the Plan and, therefore, this prospectus should be retained by participants in the Plan for future reference.

Sempra Energy's Common Stock is listed on the New York Stock
Exchange under the symbol "SRE."

This prospectus relates to ten million (10,000,000) shares of Common Stock to be offered for purchase under the Plan.

__________, 1998

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AVAILABLE INFORMATION

     Sempra Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Such reports, proxy statements and other information filed by Sempra Energy may be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the following SEC Regional Offices: 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company. The Common Stock of the Company is listed on the New York and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company may be inspected. Reports, proxy statements and other information concerning the Company's predecessors may also be inspected at the New York and Pacific stock exchanges.


DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by the Company or its predecessors with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

     (a) Registration Statement of Mineral Energy Company (now
Sempra Energy) on Form S-4 dated February 5, 1997, File
No. 333-21229.

     (b) Annual Report of Enova Corporation (Enova) on Form 10-
K, as amended, for the year ended December 31, 1997, File No. 1-11439.

     (c) Current Reports of Enova on Form 8-K dated March 9,
1998 and March 26, 1998, File No. 1-11439.

     (d) Annual Report of Pacific Enterprises (Pacific) on Form
10-K for the year ended December 31, 1997, File No. 1-
40.

     (e) Current Reports of Pacific on Form 8-K dated January
27, 1998, February 24, 1998, March 13, 1998, and
March 27, 1998, File No. 1-40.

     All documents filed by the Company and its predecessors pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company or any of its predecessors pursuant to Section 13 of the Exchange Act prior to the filing with the SEC of the Company's first Annual Report on Form 10-K shall not be incorporated by reference in this prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Sempra Energy will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Sempra Energy, Shareholder Services, P.O. Box _________, San Diego, CA 92112-____, Telephone Number (800)
________.



THE COMPANY

                           SEMPRA ENERGY

     Sempra Energy is the parent company for Enova Corporation and Pacific Enterprises. Enova Corporation, based in San Diego, is a leading energy management company providing electricity, gas and value-added products and services in the United States and Mexico. Enova Corporation jointly owns with Pacific Enterprises Sempra Energy Trading and Sempra Energy Solutions, which include Enova Technologies and the retail operations of Enova Energy. Enova Corporation also is the parent company of San Diego Gas & Electric Company (SDG&E), Enova International, Enova Financial, Califia and Pacific Diversified Capital. SDG&E has 1.2 million electric meters and 720,000 natural gas meters, serving 3 million consumers in San Diego and southern Orange counties. Pacific Enterprises is a Los Angeles-based energy services company whose principal subsidiary is Southern California Gas Company, the nation's largest natural gas distributor, with 4.8 million natural gas meters in a 23,000 square mile service territory comprising most of southern California and portions of central California with a population of approximately 18 million. Through other subsidiaries, Pacific Enterprises also markets a wide range of unregulated energy products and services, including natural gas, and has interests in utility operations in Argentina and Mexico, interstate and offshore natural gas pipelines and centralized heating and cooling facilities for large building complexes.

     Sempra Energy was incorporated in California in 1996, and was formed to effect the business combination of Enova Corporation and Pacific Enterprises. The principal offices for Sempra Energy are 101 Ash Street, San Diego, California 92101, and the telephone number is (619) ________.

                        SEMPRA ENERGY
                  Direct Stock Purchase Plan


PURPOSE

	The purpose of the Plan is to promote long-term ownership by existing and new investors in Sempra Energy by providing a convenient method to purchase shares of Common Stock and to reinvest all or a portion of the cash dividends paid.

FEATURES OF THE PLAN

- Persons not presently owning shares of Common Stock may become participants by making an initial cash investment of $500 or more or by authorizing a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of Common Stock.

- Shareholders may enroll in the Plan by participating in the reinvestment service of the Plan, by making an initial investment through the Plan, or by using the other service features of the Plan, such as certificate safekeeping.

- Participants may make additional investments in Common Stock through optional cash investments of at least $25 for any single investment up to a maximum of $150,000 per calendar year (including the initial investment). Optional investments may be made by check, money order or automatic deduction from a predesignated U.S. bank account. Optional cash investments may be made occasionally or at regular intervals at the participant's option.

- Effective ______________ shareholders of record owning fewer than 50 shares will automatically be enrolled in the Plan and will have their dividends fully reinvested (unless they elect otherwise) in additional full and fractional shares of Common Stock. Shareholders of record owning fewer than 50 shares who would rather receive all or part of their dividends in cash simply need to notify the Administrator.

- Funds invested in the Plan are fully invested in Common Stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares of Common Stock are used to purchase additional fractional shares of Common Stock. Brokerage commissions incurred in the purchase of shares will be paid by Sempra Energy. Purchases will be made daily when practicable and at least once every five business days.

- Sempra Energy offers a "safekeeping" service whereby investors may deposit, free of any service charges, certificates representing Common Stock with the Administrator and have their ownership of such Common Stock maintained on the Administrator's records as part of their account.

- Participants may make transfers or gifts of Common Stock at no charge. When a participant transfers or gives shares to another person, a Plan account will be opened for the recipient. The participant can also request that a special gift certificate be mailed to them for presentation to the recipient. Gift transfers to non-shareholders can not be less than $500 in value.

- Participants may sell all or any portion of their Common
Stock through the Plan. Sales will usually be made on a daily basis. A transaction fee and sale commission will be deducted from the proceeds of the sale.

- Participants will receive Statements of Account showing all transactions completed during the year to date. A statement will be provided whenever the participant has made an optional cash investment, or deposited or transferred shares.

- Participants may establish stock-secured loans or lines of credit, backed by shares of Common Stock held in their Plan accounts, without selling such shares. A fee will be charged for processing the loan and payments on the loan will be withdrawn automatically from the participant's financial institution. Dividends will continue to be paid on the Common Stock that is being held as collateral for the loan or the line of credit.

PLAN ADMINISTRATION

     First Chicago Trust Company (the Administrator), Sempra
Energy's transfer agent, registrar and dividend disbursing agent, will administer the Plan, purchase and hold shares of Common Stock under the Plan, keep records, send Statements of Account to participants, and perform other duties related to the Plan.

     For information about the Plan, contact the Administrator toll free:

     Non-shareholders requesting Plan material: (800) 821-2550
     Available 24 hours a day, every day of the year

     Shareholder customer service: (800) 307-7343
     An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:30 a.m. - 8:00 p.m. Eastern time, each business day.

     Internet Messages forwarded on the Internet will be responded to within 24 hours each business day. The First Chicago Trust
Company Internet address is "http://www.fctc.com." The Administrator's e-mail address relating to this plan is "http://www.sempra@em.fcnbd.com."

     TTY: (201) 222-4955 Telecommunication device for the hearing impaired


     Or write to:

             Sempra Energy
             c/o First Chicago Trust Company
             P.O. Box 2598
             Jersey City, NJ  07303-2598

     Written communications may also be sent to the Administrator by facsimile at (201) 222-4861.

     Optional cash investments, by check or money order, payable to "Sempra Energy-FCTC", in United States dollars, should be mailed to:

             Sempra Energy
             c/o First Chicago Trust Company
             Direct Services Investment Payments
             P.O. Box 13531
             Newark, NJ  07188-0001

Plan participants should include their account numbers and tax identification (social security) numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

ELIGIBILITY

	Any individual or entity, whether or not a record holder of Common Stock, is eligible to participate in the Plan, provided that
(i) such person fulfills the requirements for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan or the participant.

ENROLLMENT PROCEDURES

Shareholders

	Any shareholder of record of Common Stock is eligible to participate in the Plan. A shareholder may enroll in the Plan by completing an enrollment form and returning it to the Administrator to reinvest dividends and/or make optional cash investments. Requests for such forms should be directed to the Administrator, either by telephone or in writing.

Non-Shareholders

	To enroll, investors must make an initial investment of at least $500 or authorize a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of Common Stock and return a completed Initial Investment Form to the Administrator.

Street Name Holders

	Owners of Common Stock held on their behalf by banks, brokers or nominees may participate in the Plan by withdrawing some or all of their shares from such accounts. See instructions on page 9.

INVESTMENT DATE

	The Investment Date for purchases of shares of Common Stock for accounts under the Plan will commence on either the cash dividend payment date or, during periods in which no cash dividend is paid, a date not later than five business days after initial investment and/or optional cash investments are received by the Administrator.

METHODS OF INVESTMENT

	Once enrolled in the Plan, additional share purchases using the Plan's optional cash investment feature can be made in the amount of not less than $25 per investment nor more than $150,000 per annum, inclusive of the initial investment. No interest will be paid on amounts held by the Administrator pending investment.

Check Investment

	Optional cash investments may be made by enclosing a check or money order for not less than $25 (payable to "Sempra Energy-FCTC" in United States dollars), with a completed optional cash investment stub which is attached to each statement. Do not send cash.

	A $20 administrative fee will be assessed to a participant whose check or automatic monthly withdrawal is returned for insufficient funds.

Automatic Investment from a Bank Account

	Participants may make automatic monthly investments of $25 or more through a predesignated U.S. bank account. To initiate automatic monthly deductions, the participant should contact the Administrator and complete and sign an Automatic Monthly Deduction Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as soon as practicable.
A fee of $0.50 per transaction will be charged to the participant. Once automatic monthly deduction is initiated, funds will be drawn from the participant's designated bank account on the third business day preceding the last Investment Date of each month, and will be invested in Common Stock beginning on that Investment Date.

	Participants may change or terminate automatic investments by notifying the Administrator in writing. Such notification must be received at least six business days prior to the next automatic
Investment Date to be effective by that date.

Dividend Reinvestment

	Each participant in the Plan may elect one of the following options: (i) have cash dividends on all of the shares of Common Stock automatically reinvested in additional Common Stock and have the option of making additional cash investments; (ii) have cash dividends on less than all of the whole shares (both registered in the name of the participant and held by the Administrator under the
Plan) paid in cash and reinvest any remaining amount of dividends in additional Common Stock and have the option of making additional cash investments; or (iii) have all dividends paid in cash and invest only by making optional cash investments. Shareholders of record owning fewer than 50 shares of Common Stock will have cash dividends on all such shares automatically reinvested in additional Common Stock unless they have advised the Administrator in writing that they wish to receive all or part of their dividends by check or by direct deposit.

DIRECT DEPOSIT OF DIVIDENDS

	Through the Company's direct deposit feature, a participant may elect to have any cash dividends not being reinvested under the Plan paid by electronic funds transfer to the participant's predesignated U.S. bank account. To receive such dividends by direct deposit, contact the Administrator at (800) 307-7343 for a Direct Deposit Authorization Form. Participants must first complete and sign the direct deposit form and return the form to the Administrator.

	Direct Deposit Authorization Forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Administrator.

PURCHASE OF COMMON STOCK

	Purchases will be made at least once a week, but may be made more frequently. If any designated Investment Date is a day when the New York Stock Exchange is not open, the Investment Date shall be the next business day.

	Purchases of Common Stock under the Plan will be made as soon as practicable after each Investment Date, consistent with applicable law and an orderly market for the Common Stock.

	If shares are purchased in the open market, the price of Common Stock will be the weighted average price (excluding brokerage commissions) of all shares purchased for the relevant Investment Date. The participant's account will be credited with the shares purchased.

	If shares are purchased directly from Sempra Energy, the price will be the average of the high- and low-sale prices of Sempra Energy Common Stock reported on the NYSE-Composite
Transactions on the Investment Date.

	All fractional shares are rounded to three decimal places and are credited to the participant's account in the same manner as whole shares.

	Participants will be required to pay certain fees in connection with the purchase of shares of Common Stock under the Plan. See "Transaction Fees" on page 10.

SALE OF SHARES

	Participants may sell any number of shares of Common Stock held in the participant's account by calling (800) 307-7343 and selecting the appropriate automated option or by sending a written request to the Administrator. Certificated shares can be deposited in a participant's Plan account and subsequently sold through the Plan. A request to sell all shares held in a participant's account will be treated as a termination of that account.

	The Administrator will make every effort to process the participant's sale order on the day it is received by the Administrator, provided that instructions are received before 1:00 p.m. Eastern Time on a business day during which the Administrator and the relevant securities markets are open. The proceeds of the sale, less applicable fees and commissions, will be sent to the participant.

	Sales will be made for the participant's account on the open market through an agent designated by the Administrator. The sale price for shares sold for a participant will be at the then current market price of the Common Stock. The participant will receive the proceeds, less any applicable fees.

	Participants will be required to pay certain fees in connection with the sale of shares of Common Stock under the Plan.
 See "Transaction Fees" on page 10.

CERTIFICATES FOR SHARES

	Shares purchased and held under the Plan will be held in safekeeping by the Administrator in its name or the name of its nominee. The number of shares (including fractional interests) held for each participant will be shown on each statement. Participants may obtain a certificate for some or all of the whole shares of Common Stock held in their Plan accounts upon written or telephonic request to the Administrator.

WITHDRAWAL FROM THE PLAN

	Participants may withdraw from the Plan by giving written notice to the Administrator or by completing and returning the appropriate section of the Statement of Account to the Administrator. Upon withdrawal, the participant must elect to either (i) receive a certificate for the number of whole shares held in the participant's Plan account and a check for the value of any fractional shares less any applicable fees and commissions; or
(ii) sell all or part of the whole shares in the participant's Plan account as described under "Sale of Shares," and receive a certificate for any remaining whole shares and a check for the value of any fractional shares less any applicable fees and commissions.

	If a notice to withdraw is received by the Administrator on or after the Record Date for such dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest the dividend in shares on behalf of the withdrawing participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the participant, less any applicable fees and commissions.

	Any certificates issued upon withdrawal will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than that on the participant's Plan account, the signature(s) on the instructions or stock power must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificates is in fact the registered owner as it appears on the stock certificate or stock power. No certificates will be issued for fractional shares.

STOCK-SECURED LOAN PROGRAMS

	The objective of the stock-secured loan program and the stock-secured line of credit program is to enable shareholders to obtain cash without selling their shares of Common Stock. The programs are provided by independent financial institutions.

	To qualify for the loan program, a participant must hold at least $2,000 of Common Stock deposited in the Plan. Participants can borrow up to 50% of the market value of their shares without any credit review. Standard loan amounts range from $1,000 to $25,000 in $1,000 increments. Both variable and fixed rate loans are available.

	To qualify for the line of credit program, a participant must hold at least $4,000 of Common Stock deposited in the Plan.
Standard line of credit amounts begin at $3,000 and any such line of credit is collateralized by up to 75% of the value of shares held in the Plan.

	Contact the Administrator for a loan application. The shares stay in safekeeping with the Administrator and continue to earn dividends.

	Loan repayment schedules vary from one to four years depending on the amount borrowed and the repayment amount selected. Repayment is made through automatic deduction from the participant's predesignated financial institution. Applicable fees will be outlined in the loan or line of credit agreement which can be obtained through the Administrator.

SHARE SAFEKEEPING

	Participants may use the Plan's "share safekeeping" service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the participant's account under the Plan.

	To insure against loss resulting from mailing your certificates to the Administrator, the Plan provides for mail insurance free of charge for certificates valued up to $25,000 current market value provided they are mailed first class. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by the Administrator. The Administrator will promptly send the participant a statement confirming each deposit of certificates. The Administrator must be notified of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a current participant or the individual investor's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the program at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Administrator in accordance with the guidelines described above. Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from the fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

	If you do not use a brown pre-addressed envelope provided by the Administrator, certificates (unendorsed) should be sent to the Jersey City, New Jersey address listed on page 5 via registered mail, return receipt requested and insured for possible mail loss for 2% of the current market value (minimum of $20.00). The insurance proceeds would be available to cover the premium for the bond required in order to replace the lost certificates.

	By using the share safekeeping service, investors no longer bear the risk associated with loss, theft or destruction of stock certificates. Shares held in safekeeping can be sold and withdrawn from time to time, as described in "Sale of Shares" on page 8, and "Gift/Transfer of Shares," as described below.

GIFT/TRANSFER OF SHARES

Transfer of Shares from Street Name

	Shareholders who own shares of Sempra Energy that are held by a bank, broker, trustee in street or nominee name (Broker) may participate with some or all of their shares of Sempra Energy by instructing their Broker to transfer some or all of the shares into the shareholder's name in Direct Registration book-entry form.
Simply instruct your bank, Broker or trustee to reregister your shares through the Direct Registration System and specify book-entry registration. Once the transfer is completed, the Administrator will mail the shareholder a statement and the shares can be enrolled in the Plan as described under "Enrollment
Procedures - Shareholders" above.

Gift or Transfer of Shares of Common Stock

	If participants wish to change the ownership of all or part of their shares held under the Plan through a gift, private sale or otherwise, the participant must deliver properly completed written instructions to the Administrator. Transfers must be made in whole shares. No fraction of a share credited to a participant's account may be transferred unless the participant's entire account is transferred. Signatures must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program.

	Participants may make gifts of Sempra Energy Common Stock by
(i) making an initial investment of at least $500 and up to a maximum of $150,000 to establish an account in the recipient's name; (ii) submitting an optional cash investment in an amount not less that $25 nor more than $150,000 on behalf of an existing Plan participant; or (iii) by transferring shares from the participant's account to another person. Shares may be transferred to new or existing shareholders; however, a new Plan account will not be opened as a result of a transfer of fewer than 20 shares.

	All accounts opened will be automatically enrolled in the dividend reinvestment service of the Plan with all dividends being automatically reinvested. The new participants, at their option, may elect one of the following options: (i) have cash dividends on all of the shares of Common Stock automatically reinvested in additional Common Stock and have the option of making additional cash investments; (ii) have cash dividends on less than all of the whole shares (both registered in the name of the participant and held by the Administrator under the Plan) paid in cash and reinvest any remaining amounts of dividends in additional Common Stock and have the option of making additional cash investments; or
(iii) have all dividends paid in cash and invest only by making optional cash investments. In all cases where a gift is indicated, a gift certificate, if requested, will be sent to the account holder, free of charge, for presentation to the recipient.

TRANSACTION FEES

----------------------------------------------------------------------
Initial Cash Investment                $15.00 per transaction (no
                                       charge to Sempra Energy
                                       shareholders)

Optional Cash Investment
  via check                            Sempra Energy pays the
                                       purchase transaction fee

  via automatic monthly deductions     $0.50 per transaction

Reinvestment of Dividends              Sempra Energy pays the purchase
                                       transaction fee

Sales Fee                              $10.00 per transaction plus
                                       commission of $0.03 per share

Establishment of Stock-Secured
Loan or Line of Credit                 $35.00

Certificate Withdrawal                 No Charge

Market Price Information for           Most recent two years free ($5.00
Cost-Basis Purposes                    per additional year, maximum
                                       $25.00)

------------------------------------------------------------------------
                                   10

REPORTS TO PARTICIPANTS

	Whenever a participant purchases, sells or deposits shares through the Plan, the participant will promptly receive a transaction advice with the details of the transaction.

	All shares held or purchased through the Plan are recorded in the same account. Shareholders of record holding 50 shares or more and reinvesting all or part of the dividends will receive a detailed statement every quarter. After each dividend reinvestment, the participant will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased (three decimal places) and the total Plan book-entry shares. The statement will also show all year-to-date account activity, including purchases, sales, certificate deposits or withdrawals and dividend reinvestments. This will enable the participant to review the complete Plan book-entry holdings at a glance.

	Shareholders of record holding fewer than 50 shares will automatically be enrolled in the Plan and will have all dividends reinvested in additional shares (unless the shareholder elects to receive cash dividends on all or part of the shares) and will only receive an annual statement. As a shareholder participating in the Plan, the reinvestment service is offered at no cost, and the participant may verify this account balance, change dividend elections or request a statement at any time.

	Quarterly and/or annual statements show the current account balance including all certificated shares, Plan book-entry shares and the dividend amount reinvested each quarter. The account statements will also show year-to-date transaction activity, including any purchases, sales, certificate deposits or withdrawals.

	On each statement and transaction advice there will be information such as how to buy or sell shares through the Plan and where to call or write for additional information.

	In addition, each participant will receive a comprehensive year-end account statement summarizing activity in the Plan for the entire year, which is helpful for record keeping and tax purposes.

	Participants will receive copies of all communications sent to holders of Common Stock. This includes annual reports to shareholders and proxy material.

	All notices, statements and reports from the Administrator to a participant will be addressed to the participants at their latest address of record with the Administrator. Therefore, participants must promptly notify the Administrator of any change of address.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax consequences for Plan participants are as follows:

(1) In the case of reinvested dividends, when the Administrator acquires shares for a participant's account directly from Sempra Energy, the participant must include in gross income a dividend measured by the fair market value of the shares so acquired. Alternatively, when the Administrator purchases Common Stock for a participant's account on the open market with reinvested dividends, the amount of the dividend will also include that portion of any brokerage commissions paid by Sempra Energy that are attributable to the purchase of the participant's shares. For both alternatives described above, the basis of the shares acquired is in general equal to the amount of the dividend attributable to the acquisition of the shares (i.e., the basis of shares generally equals the amount of dividends included in the gross income of a participant).

(2) In the case of shares purchased on the open market with additional cash investments, participants will be in receipt of a dividend to the extent of any brokerage commissions paid by Sempra Energy. The participant's basis in the shares acquired with additional cash investments will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions paid by Sempra Energy.

(3) A participant's holding period for Common Stock acquired pursuant to the Plan will begin on the day following the credit of such shares to such participant's account and end on the day of sale.

(4) A participant will not realize any taxable income upon the participant's request for certificates for certain or all shares or upon termination of participation in, or termination of, the Plan.

(5) A participant will realize gain or loss when shares are sold or exchanged, whether pursuant to the participant's request or by the participant after receipt of shares from the Plan, and in the case of a fractional share, when the participant receives a cash adjustment for a fraction of a share held in the participant's account upon termination of participation in, or termination of, the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

(6) Subject to the limitations contained in the Internal Revenue
    Code, the transaction fees may be deductible by participants who itemize deductions.

	If a participant has failed to furnish a valid taxpayer identification number to the Administrator, unless the participant is exempt from the back-up withholding requirements described in
Section 3406 of the Internal Revenue Code, then the Administrator will withhold 31% from the amount of Common Stock dividends, the proceeds of the sale of fractional shares and the proceeds of any sale of whole shares. In addition, the Interest and Dividend Tax Compliance Act of 1983 provides that if a new participant fails to certify that such participant is not subject to withholding on interest and dividend payments under Section 3406(a)(D) of the Internal Revenue Code, then 31% must be withheld from the amount of Common Stock dividends. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested.

FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. THE ABOVE DISCUSSION IS BASED ON FEDERAL TAX LAWS AS IN EFFECT AS OF THE DATE HEREOF. PARTICIPANTS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE LEGISLATIVE PROPOSALS OR LEGISLATION ENACTED AFTER THE DATE OF THIS PROSPECTUS.


MISCELLANEOUS

Stock Dividend or Stock Split

	Any shares of Common Stock distributed as a result of a stock dividend or stock split on shares held by the Administrator for a participant or by a participant will be credited to the participant's Plan account.

Rights Offering

	A participant's entitlement in a rights offering will be based upon the participant's number of whole shares only.

Voting of Proxies

	A participant will be sent a proxy card representing both the shares held by the participant in certificate form and the whole shares held by the Administrator in the participant's account under the Plan. Such proxy will be voted as indicated by the participant on the signed proxy. If the proxy card or instruction form is not returned or if it is returned unsigned by the registered owner(s), none of the participant's shares will be voted.

Limitation of Liability

	Neither Sempra Energy nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares are purchased or sold for the participant's account or the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights a participant might have under the Securities Act of 1933, as amended, the Exchange Act or other applicable federal securities laws), or fluctuations in the market value of Common Stock.

	Participants should recognize that neither Sempra Energy nor the Administrator can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

	Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of Sempra Energy and other factors. The amount and timing of dividends may be changed at any time without notice.

Change or Termination of Plan

	Sempra Energy reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by Sempra Energy, certificates for whole shares held in a participant's account under the Plan will be issued and a cash payment will be made for any fractional share less applicable fees and commissions.

USE OF PROCEEDS

	Common Stock purchased through the Plan will, at the option of Sempra Energy, be newly issued shares, shares purchased in the open market by the Administrator or a combination of newly issued shares and open market purchases by the Administrator. Sempra Energy is unable to estimate the number of shares, if any, which will be purchased directly from Sempra Energy under the Plan or the amount of proceeds from any such shares. If shares for the Plan are purchased from Sempra Energy, the net proceeds will be used by Sempra Energy for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

	The following is a brief summary of certain of the provisions contained in Sempra Energy's Amended and Restated Articles of Incorporation (Articles) and Bylaws with respect to its Common
Stock, without par value. Copies of the Articles and Bylaws have been incorporated by reference as exhibits to the Registration Statement. The following summary does not purport to be complete and reference is made to the Articles and Bylaws for a full and complete statement of such provisions.

Dividend Rights

	After payment or setting aside for payment of all dividends and sinking fund payments, if any, on Sempra Energy's preferred stock, holders of Common Stock are entitled to dividends when and as declared out of any funds legally available therefor. As of ___________, 1998, Sempra Energy had no preferred stock outstanding. Dividends on the Common Stock, if declared, are payable on a quarterly basis.

General Voting Rights

	Subject to the rights of Sempra Energy's preferred stock, if any, the holders of Common Stock have full voting rights, except that no shareholder may cumulate votes in the election of directors.

Liquidation Rights

	In the event of liquidation, dissolution, or winding up, after payment to the holders of any outstanding Sempra Energy preferred stock of the amounts to which they are entitled, all remaining assets shall be distributed to the holders of the Common Stock.

Pre-Emptive, Subscription and Conversion Rights, and
Non-Assessability

	The holders of the Common Stock do not have any pre-emptive, subscription or conversion rights, nor are the shares thereof assessable.

Transfer Agent and Registrar

First Chicago Trust Company, P.O. Box 2598, Jersey City, NJ  07303-
2598.

LEGAL MATTERS

	Certain legal matters regarding the Plan have been passed upon for Sempra Energy by Pillsbury Madison & Sutro LLP, San Diego, California.

EXPERTS

	The consolidated financial statements incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K of Pacific Enterprises for the year ended December 31, 1997 and December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

	The consolidated financial statements incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K of Enova Corporation for the year ended December 31, 1997 and San Diego Gas & Electric Company for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

	Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Sempra Energy Articles and Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of Sempra Energy shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. Sempra Energy maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

	The directors and officers of Sempra Energy are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the Act), which might be incurred by them in such capacities and against which they cannot be indemnified by Sempra Energy.

	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                    ______________________________

                          TABLE OF CONTENTS
                                                  Page

AVAILABLE INFORMATION                                2

DOCUMENTS INCORPORATED BY REFERENCE                  2

THE COMPANY                                          3

DIRECT STOCK PURCHASE PLAN                           4
    PURPOSE                                          4
    FEATURES OF THE PLAN                             4
    PLAN ADMINISTRATION                              5
    ELIGIBILITY                                      6
    ENROLLMENT PROCEDURES                            6
    INVESTMENT DATE                                  6
    METHODS OF INVESTMENT                            6
    DIRECT DEPOSIT OF DIVIDENDS                      7
    PURCHASE OF COMMON STOCK                         7
    SALE OF SHARES                                   8
    CERTIFICATES FOR SHARES                          8
    WITHDRAWAL FROM THE PLAN                         8
    STOCK-SECURED LOAN PROGRAMS                      8
    SHARE SAFEKEEPING                                9
    GIFT/TRANSFER OF SHARES                          9
    TRANSACTION FEES                                10
    REPORTS TO PARTICIPANTS                         11
    FEDERAL INCOME TAX CONSEQUENCES                 11

MISCELLANEOUS                                       12

USE OF PROCEEDS                                     13

DESCRIPTION OF CAPITAL STOCK                        13

LEGAL MATTERS                                       14

EXPERTS                                             14

INDEMNIFICATION OF DIRECTORS AND OFFICERS           14

No person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Sempra Energy. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, the securities to which it relates in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.


---------------------------------------------------------------------

                                 [LOGO]






                              Sempra Energy






                        _________________________






                               Direct Stock

                               Purchase Plan






                            ------------------

                                PROSPECTUS

                            -------------------





                              ________ __, 1998



----------------------------------------------------------------------

                                PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

Filing Fee - SEC                              $77,320
Fees of Counsel                                15,000
Auditor's Fees                                 20,000
Printing, including registration
  statement, prospectus, exhibits, etc.        25,000
Miscellaneous expenses                          3,000

Total Expenses (estimated)                   $140,320


Item 15.  Indemnification of Directors and Officers.

	Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Amended and Restated Articles of Incorporation and the Bylaws of the Registrant eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of Registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. The Registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (I) To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraph (a)(1)(i) and
(a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange
Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 29, 1998.

                                        SEMPRA ENERGY


                                        By: */s/  Richard D. Farman
                                           ------------------------
                                           Richard D. Farman,
                                           President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                      Title               Date


Principal Executive Officer
and Director:


*/s/ Richard D. Farman        President and Director  April 29, 1998
--------------------------
Richard D. Farman



Principal Financial and
Accounting Officer and Director:


*/s/ Stephen L. Baum          Vice President, Chief   April 29, 1998
--------------------------    Financial Officer and
Stephen L. Baum               Director



*  By:   /s/ Kevin C. Sagara
        ----------------------
          Attorney-in-Fact

                            EXHIBIT INDEX

These Exhibits are numbered in accordance with the Exhibit Table of
Item 601 of Regulation S-K.


Exhibit


4.1        Amended and Restated Articles of Incorporation of the
           Registrant.

*4.2       Bylaws of the Registrant.

5 & 23.1   Opinion and Consent of Pillsbury Madison & Sutro LLP.

23.2       Independent Auditors' Consent.

23.3       Independent Auditors' Consent.

24.1       Power of Attorney of the Registrant's Board of
           Directors and Executive Officers.

24.2       Resolutions of the Registrant's Board of Directors.
_______________________

* Incorporated herein by reference to the Registration Statement on Form S-4 dated February 5, 1997, File No. 333-21229, filed by
Mineral Energy Company (now Sempra Energy).